Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Crawford & Company Reports 2016 Second Quarter Results
Reaffirms 2016 Guidance

ATLANTA, GA. (August 8, 2016) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), one of the world's largest independent providers of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the second quarter ended June 30, 2016.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Second Quarter 2016 Summary

•	Revenues before reimbursements of $282.3 million, down from $304.4 million for the second quarter of 2015

•	Net income attributable to shareholders of $8.6 million, more than doubling net income of $4.1 million in the same period last year

•	Restructuring and special charges of $3.5 million pretax

•	Diluted earnings per share of $0.16 for CRDA and $0.14 for CRDB, compared with $0.08 for CRDA and $0.06 for CRDB in the prior year quarter

•
Diluted earnings per share of $0.20 for CRDA and $0.19 for CRDB on a non-GAAP basis in the 2016 period, before restructuring and special charges, compared to $0.14 for CRDA and $0.12 for CRDB in the prior year quarter

•	Consolidated operating earnings, a non-GAAP financial measure, were $23.9 million in the 2016 second quarter, compared with $17.7 million in the 2015 period

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $32.3 million in the 2016 second quarter, compared with $26.5 million in the 2015 period.

Mr. Harsha V. Agadi, chief executive officer of Crawford & Company, stated, "I am pleased with our second quarter results as we delivered strong operating earnings growth despite a challenging market environment where revenues contracted due to the continued expected declines in our Garden City Group combined with foreign exchange headwinds from a stronger U.S. dollar. The cost reduction plan that we initiated through last year has positioned Crawford to drive margin expansion and more predictable results even in more difficult markets like what we experienced through the second quarter. In fact, operating earnings increased 35% as our consolidated operating margin expanded 260 basis points year over year to 8.5% from the 2015 second quarter’s level."

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

"Looking at our second quarter results in more detail, our International segment showed the most improved performance as we are nearly complete with the integration of the GAB Robins acquisition. Broadspire delivered another strong quarter with growing operating margins and steady, consistent operating performance. The U.S. Services segment saw revenue declines related to the large outsourced services project and a lack of weather events, partially offset by continued growth in our U.S. Contractor Connection service line. Lastly, GCG improved over 2016 first quarter results and continues to manage the runoff of two major projects very well."

Mr. Agadi concluded, "Our second quarter results clearly demonstrate that we are on the road to significant improvement given the great progress that we have made streamlining our operations as we prepare Crawford for both the opportunities and challenges that lie ahead. We plan on building upon this momentum as we focus our team on delivering top line growth while remaining vigilant on cost containment. The management team and I remain focused on driving a culture of growth within the Company and are excited by the opportunities in front of us and optimistic about where Crawford is heading. Looking forward, we are positioning our Company to create further long-term shareholder value by focusing on profitable growth and leveraging the Company’s numerous global resources."

Segment Results for the Second Quarter

U.S. Services

U.S. Services revenues before reimbursements were $58.8 million in the second quarter of 2016, decreasing 12% from $66.9 million in the second quarter of 2015. The revenue decrease was primarily due to a reduction in U.S. Catastrophe Services and a reduction of weather-related case volumes in U.S. Claims Field Operations partially offset by an increase in U.S. Contractor Connection revenues. Operating earnings were $9.6 million in the 2016 second quarter, compared with $9.8 million in the second quarter of 2015, representing operating margins of 16% and 15% in the 2016 and 2015 periods, respectively.

International

Second quarter 2016 revenues before reimbursements for the International segment totaled $123.2 million, compared with $129.5 million in the 2015 second quarter. This decrease was primarily due to changes in foreign exchange rates which negatively impacted revenues by approximately 5%, or $6.1 million, in the second quarter compared with the prior year period. International segment operating earnings were $11.0 million in the 2016 second quarter, compared with $1.2 million in the 2015 second quarter. The segment's operating margin was 9% in the 2016 period as compared to 1% in the 2015 period. The increase in operating margin for the 2016 quarter was a result of an improvement in U.K. operating results and the benefits of cost reduction initiatives implemented in 2015.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Broadspire

Broadspire segment revenues before reimbursements were $75.1 million in the 2016 second quarter, up from $73.7 million in the 2015 second quarter. The revenue increase was due to increased claims management revenues and higher average case values when compared with the 2015 period. Broadspire recorded operating earnings of $6.5 million in the second quarter of 2016, representing an operating margin of 9%, compared with $6.0 million, or 8% of revenues, in the 2015 second quarter.

Garden City Group

Garden City Group revenues before reimbursements were $25.2 million in the second quarter of 2016, compared with $34.3 million in the same period of 2015. The expected decrease in revenues was primarily due to declines in volumes associated with certain large ongoing cases. Operating earnings were $2.7 million in the 2016 second quarter as compared to $3.7 million in the 2015 period, with the related operating margin flat at 11% for both periods. At June 30, 2016 there was a backlog of projects awarded totaling approximately $94.1 million as compared to $88.0 million at June 30, 2015.

Unallocated Corporate and Shared Costs, Net

Unallocated corporate costs were $5.9 million in the second quarter of 2016, compared with $3.0 million in the same period of 2015. The increased costs for the three months of 2016 were due to an increase in defined benefit pension expense and incentive compensation, partially offset by a decrease in unallocated professional fees.

Restructuring and Special Charges

The Company recorded restructuring and special charges of $3.5 million and $4.2 million in the 2016 and 2015 second quarters, respectively. Restructuring costs of $3.0 million in the 2016 quarter were comprised of costs associated with the ongoing implementation of the Global Business Services Center and the Global Technology Services Center (the "Centers"), integration costs related to the GAB Robins acquisition, and other restructuring costs in our operating segments and administrative areas. Special charges of $0.5 million in 2016 were for certain legal and professional fees. There were no special charges in the 2015 second quarter.

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of June 30, 2016 totaled $59.4 million compared with $76.1 million at December 31, 2015.

The Company's operations provided $11.5 million of cash during the first half of 2016, compared with $10.2 million in the 2015 period. The improvement in cash provided by operating activities in the first half of 2016 compared with 2015 was primarily due to improved net income partially offset by an increase in working capital.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

2016 Guidance

Crawford & Company is reaffirming guidance for 2016 as follows:

•	Consolidated revenues before reimbursements between $1.05 and $1.10 billion;

•
After expected restructuring and special charges, net income attributable to shareholders of Crawford & Company between $24.0 and $30.0 million, or $0.48 to $0.58 diluted earnings per CRDA share, and $0.40to $0.50 diluted earnings per CRDB share;

•	Consolidated operating earnings between $80.0 and $90.0 million;

•	Consolidated adjusted EBITDA between $120.0 and $130.0 million;

•
Before expected restructuring and special charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $36.0 and $42.0 million, or $0.67 to $0.77 diluted earnings per CRDA share, and $0.59 to $0.69 diluted earnings per CRDB share.

The Company expects to incur restructuring and special charges in 2016 totaling $15.6 million pretax. This is comprised of approximately $5.1 million related to the Centers and $10.5 million related to previously announced restructuring plans and other special charges. As a result of restructuring charges incurred for the Centers in 2015 and 2016, the Company expects to achieve $10.7 million in savings in 2016.

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call

As previously announced, Crawford & Company will host a conference call today, August 8, 2016 at 3:00 p.m. Eastern Time to discuss its second quarter 2016 results. The conference call can be accessed live by dialing 1-800-374-2518 using passcode 90682749. A presentation for today’s call can also be found on the investor relations portion of the Company’s website, http://www.crawfordandcompany.com. The call will be recorded and available for replay through September 8, 2016. You may dial 1-855-859-2056 to listen to the replay. The access code is 90682749.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results and the Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of Crawford & Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes, restructuring and special charges, and stock-based compensation expense.

Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Income taxes are calculated for the non-GAAP presentation of net income before restructuring and special charges based on statutory rates in effect in the various jurisdictions in which charges exist, and vary by jurisdiction.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis. The reconciliation of 2016 guidance is to the midpoint of the guidance range.

	Three months ended		Six months ended		Full Year
(in thousands)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Guidance 2016
Operating earnings:
U.S. Services	$9,579	$9,835	$18,633	$13,996
International	10,973	1,167	18,007	3,510
Broadspire	6,529	6,003	15,234	9,546
Garden City Group	2,691	3,721	4,186	8,672
Unallocated corporate and shared costs, net	(5,889)	(3,043)	(10,507)	(7,345)
Consolidated operating earnings	23,883	17,683	45,553	28,379	$85,000
(Deduct) add:
Net corporate interest expense	(2,523)	(2,042)	(5,291)	(3,906)	(10,700)
Stock option expense	(137)	(178)	(227)	(327)	(500)
Amortization expense	(2,420)	(2,334)	(4,879)	(4,432)	(9,200)
Restructuring and special charges	(3,526)	(4,242)	(5,943)	(5,305)	(15,600)
Income taxes	(6,116)	(4,709)	(11,423)	(6,950)	(22,700)
Net (income) loss attributable to non-controlling interests	(534)	(124)	(533)	(419)	700
Net income attributable to shareholders of Crawford & Company	$8,627	$4,054	$17,257	$7,040	$27,000

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA. The reconciliation of 2016 guidance is to the midpoint of the guidance range.

	Three months ended		Six months ended		Full Year
(in thousands)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Guidance 2016
Net income attributable to shareholders of Crawford & Company	$8,627	$4,054	$17,257	$7,040	$27,000
Add:
Depreciation and amortization	10,264	10,592	20,558	21,407	45,000
Stock-based compensation	1,228	876	1,957	1,280	4,000
Net corporate interest expense	2,523	2,042	5,291	3,906	10,700
Restructuring and special charges	3,526	4,242	5,943	5,305	15,600
Income taxes	6,116	4,709	11,423	6,950	22,700
Adjusted EBITDA	$32,284	$26,515	$62,429	$45,888	$125,000

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Further information regarding the Company's operating results for the three months and six months ended June 30, 2016, financial position as of June 30, 2016, and cash flows for the six months ended June 30, 2016 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world's largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration.

The Company's shares are traded on the NYSE under the symbols CRDA and CRDB. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended June 30,	2016	2015	% Change

Revenues:

Revenues Before Reimbursements	$282,343	$304,398	(7)%
Reimbursements	15,326	20,018	(23)%
Total Revenues	297,669	324,416	(8)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	200,362	232,108	(14)%
Reimbursements	15,326	20,018	(23)%
Total Costs of Services	215,688	252,126	(14)%

Selling, General, and Administrative Expenses	61,060	57,221	7%
Corporate Interest Expense, Net	2,523	2,042	24%
Restructuring and Special Charges	3,526	4,242	(17)%
Total Costs and Expenses	282,797	315,631	(10)%

Other Income	405	102	297%

Income Before Income Taxes	15,277	8,887	72%
Provision for Income Taxes	6,116	4,709	30%

Net Income	9,161	4,178	119%

Net Income Attributable to Noncontrolling Interests	(534)	(124)	331%

Net Income Attributable to Shareholders of Crawford & Company	$8,627	$4,054	113%

Earnings Per Share - Basic:
Class A Common Stock	$0.16	$0.08	100%
Class B Common Stock	$0.14	$0.06	133%

Earnings Per Share - Diluted:
Class A Common Stock	$0.16	$0.08	100%
Class B Common Stock	$0.14	$0.06	133%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Six Months Ended June 30,	2016	2015	% Change

Revenues:

Revenues Before Reimbursements	$559,577	$592,175	(6)%
Reimbursements	29,000	38,857	(25)%
Total Revenues	588,577	631,032	(7)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	401,795	451,431	(11)%
Reimbursements	29,000	38,857	(25)%
Total Costs of Services	430,795	490,288	(12)%

Selling, General, and Administrative Expenses	117,857	117,608	—%
Corporate Interest Expense, Net	5,291	3,906	35%
Restructuring and Special Charges	5,943	5,305	12%
Total Costs and Expenses	559,886	617,107	(9)%

Other Income	522	484	8%

Income Before Income Taxes	29,213	14,409	103%
Provision for Income Taxes	11,423	6,950	64%

Net Income	17,790	7,459	139%

Net Income Attributable to Noncontrolling Interests	(533)	(419)	27%

Net Income Attributable to Shareholders of Crawford & Company	$17,257	$7,040	145%

Earnings Per Share - Basic:
Class A Common Stock	$0.33	$0.15	120%
Class B Common Stock	$0.29	$0.11	164%

Earnings Per Share - Diluted:
Class A Common Stock	$0.33	$0.14	136%
Class B Common Stock	$0.29	$0.11	164%

Cash Dividends Per Share:
Class A Common Stock	$0.14	$0.14	—%
Class B Common Stock	$0.10	$0.10	—%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015
Unaudited
(In Thousands, Except Par Values)

	June 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and Cash Equivalents	$59,365	$76,066
Accounts Receivable, Net	170,178	164,596
Unbilled Revenues, at Estimated Billable Amounts	113,027	98,659
Income Taxes Receivable	4,255	4,255
Prepaid Expenses and Other Current Assets	32,031	26,601
Total Current Assets	378,856	370,177

Property and Equipment	134,390	140,383
Less Accumulated Depreciation	(102,077)	(102,331)
Net Property and Equipment	32,313	38,052

Other Assets:
Goodwill	94,681	95,616
Intangible Assets Arising from Business Acquisitions, Net	97,666	104,861
Capitalized Software Costs, Net	80,913	79,996
Deferred Income Tax Assets	45,728	47,371
Other Noncurrent Assets	51,702	47,333
Total Other Assets	370,690	375,177

Total Assets	$781,859	$783,406

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$19,371	$19,958
Accounts Payable	44,993	44,615
Accrued Compensation and Related Costs	68,151	68,843
Self-Insured Risks	14,244	14,122
Income Taxes Payable	6,441	4,419
Deferred Rent	13,229	13,303
Other Accrued Liabilities	44,649	44,577
Deferred Revenues	43,136	46,552
Current Installments of Capital Leases	1,757	1,959
Total Current Liabilities	255,971	258,348

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	216,944	225,365
Deferred Revenues	25,936	26,592
Self-Insured Risks	9,897	9,354
Accrued Pension Liabilities	114,510	121,732
Other Noncurrent Liabilities	17,100	17,664
Total Noncurrent Liabilities	384,387	400,707

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,801	30,537
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	45,153	41,936
Retained Earnings	249,656	239,161
Accumulated Other Comprehensive Loss	(213,819)	(222,631)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	136,481	113,693
Noncontrolling Interests	5,020	10,658
Total Shareholders' Investment	141,501	124,351

Total Liabilities and Shareholders' Investment	$781,859	$783,406

Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended June 30,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$58,839	$66,898	(12)%	$123,235	$129,483	(5)%	$75,099	$73,693	2%	$25,170	$34,324	(27)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	32,498	40,155	(19)%	77,567	88,116	(12)%	42,240	39,595	7%	16,202	23,923	(32)%
% of Revenues Before Reimbursements	55%	60%		63%	68%		56%	54%		64%	70%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	16,762	16,908	(1)%	34,695	40,200	(14)%	26,330	28,095	(6)%	6,277	6,680	(6)%
% of Revenues Before Reimbursements	28%	25%		28%	31%		35%	38%		25%	19%

Total Operating Expenses	49,260	57,063	(14)%	112,262	128,316	(13)%	68,570	67,690	1%	22,479	30,603	(27)%

Operating Earnings (1)	$9,579	$9,835	(3)%	$10,973	$1,167	840%	$6,529	$6,003	9%	$2,691	$3,721	(28)%
% of Revenues Before Reimbursements	16%	15%		9%	1%		9%	8%		11%	11%

Six Months Ended June 30,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$117,343	$123,603	(5)%	$240,757	$253,508	(5)%	$151,299	$143,365	6%	$50,178	$71,699	(30)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	67,944	78,001	(13)%	154,237	174,010	(11)%	83,862	79,119	6%	33,211	49,325	(33)%
% of Revenues Before Reimbursements	58%	63%		64%	69%		55%	55%		66%	69%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	30,766	31,606	(3)%	68,513	75,988	(10)%	52,203	54,700	(5)%	12,781	13,702	(7)%
% of Revenues Before Reimbursements	26%	26%		28%	30%		35%	38%		25%	19%

Total Operating Expenses	98,710	109,607	(10)%	222,750	249,998	(11)%	136,065	133,819	2%	45,992	63,027	(27)%

Operating Earnings (1)	$18,633	$13,996	33%	$18,007	$3,510	413%	$15,234	$9,546	60%	$4,186	$8,672	(52)%
% of Revenues Before Reimbursements	16%	11%		7%	1%		10%	7%		8%	12%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 5-6 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2016 and June 30, 2015
Unaudited
(In Thousands)

	2016	2015
Cash Flows From Operating Activities:
Net Income	$17,790	$7,459
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	20,558	21,407
Stock-Based Compensation	1,957	1,280
(Gain) Loss on Disposals of Property and Equipment, Net	(8)	33
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	(7,437)	13,338
Unbilled Revenues, Net	(13,306)	(11,507)
Accrued or Prepaid Income Taxes	3,224	2,371
Accounts Payable and Accrued Liabilities	1,949	(16,777)
Deferred Revenues	(4,084)	(308)
Accrued Retirement Costs	(5,247)	(12,794)
Prepaid Expenses and Other Operating Activities	(3,937)	5,718
Net Cash Provided by Operating Activities	11,459	10,220

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(4,588)	(5,333)
Capitalization of Computer Software Costs	(8,749)	(10,871)
Payments for Acquisitions, Net of Cash Acquired	(3,672)	(66,077)
Other Investing Activities	(95)	—
Net Cash Used In Investing Activities	(17,104)	(82,281)

Cash Flows From Financing Activities:
Cash Dividends Paid	(6,762)	(6,757)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(4)	(2)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	449	444
Repurchases of Common Stock	—	(137)
Increases in Short-Term and Revolving Credit Facility Borrowings	51,471	117,672
Payments on Short-Term and Revolving Credit Facility Borrowings	(52,825)	(24,951)
Decrease in Note Payable for Stock Repurchase	(2,206)	—
Payments on Capital Lease Obligations	(935)	(1,072)
Dividends Paid to Noncontrolling Interests	(210)	—
Other Financing Activities	(12)	(2)
Net Cash (Used In) Provided By Financing Activities	(11,034)	85,195

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(22)	(3,136)
(Decrease) Increase in Cash and Cash Equivalents	(16,701)	9,998
Cash and Cash Equivalents at Beginning of Year	76,066	52,456
Cash and Cash Equivalents at End of Period	$59,365	$62,454